EXHIBIT 6(p)

NOTE

$2,700,000.00	November 12, 2015

1. Agreement to Pay. FOR VALUE RECEIVED, the undersigned, LAKE MEAD DEVELOPMENT, LLC, a Delaware limited liability company (herein called "Borrower"), promises to pay to the order of BARRINGTON BANK & TRUST COMPANY, N.A. (herein, together with each successive owner and holder of this Note, called "Lender") in the manner provided for herein and in the Mortgage hereinafter referred to, the principal sum of Two Million Seven Hundred Thousand Dollars and No Cents ($2,700,000.00), or so much as may from time to time be disbursed and remain unpaid hereunder, together with interest in arrears on the balance of principal remaining from time to time unpaid at the rates provided for in Sections 4 and 5 hereof from and after the date of disbursement ("Disbursement Date") that all or any portion of the proceeds of the loan evidenced hereby shall have been initially disbursed.

2. Nature of Loan. The loan evidenced hereby is an acquisition loan in the amount of Two Million Seven Hundred Thousand Dollars and No Cents ($2,700,000.00) in connection with the funds required by Borrower to acquire the Premises (hereinafter defined).

3. Definitions. For the purposes hereof, the following terms shall have the meanings set forth below:

A. 'Default Rate" shall mean interest payable at the rate set forth in Section 5 hereof.

B. "Loan" shall mean the aggregate indebtedness evidenced by this Note.

C. "Maturity Date" shall mean and refer to the date on which the unpaid principal balance hereunder is due, whether by acceleration or otherwise. Subject to acceleration as herein provided, the Maturity Date shall be November 12, 2017.

D. "Obligations" shall mean all liabilities, indebtedness and obligations of Borrower to Lender, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, now due or to become due, direct or indirect, absolute or contingent, primary or secondary or joint or several, including without limitation all principal, accrued interest (including without limitation interest accruing after the filing of any petition in bankruptcy), present and future advances made by or on behalf of Lender, under the Loan Documents to or for the benefit of Borrower, obligations of performance, charges, expenses, attorneys· fees and other sums chargeable to Borrower by Lender, collection and other costs and expenses incurred by or on behalf of Lender, whether incurred before or after judgment, and all other present and future liabilities, indebtedness and obligations of Borrower under the Loan Documents.

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E. "Premises" shall mean the real estate commonly known as 390 W. Lake Mead Parkway, Henderson, County of Clark, State of Nevada (the "Premises"), and legally described on Exhibit A to the Mortgage (hereinafter defined), together with all site improvements and structures. constructed thereupon, all as more fully described in the Mortgage, and personal property situated thereupon.

F. "Regular Rate" shall mean interest payable at the rate equal to LIBOR plus Two Hundred Seventy Five (275) Basis Points (see Rider attached hereto and incorporated herein by reference).

4. Interest Rate Prior to Default. Borrower shall pay interest to Lender on the principal balance hereof outstanding from time to time prior to default at the Regular Rate. The per diem calculation of interest shall be on the basis of a three hundred sixty (360) day year, and the per diem sum so ascertained shall be multiplied by the number of days in each respective billing period to determine the amount of interest from time to time due and owing.

5. Default Rate. In the event that there shall occur:

A. Any monetary default hereunder that shall continue after such payment is due hereunder; or

B. Any Event of Default under the Mortgage; or

C. Maturity of the indebtedness evidenced hereby, whether by passage of time, acceleration, declaration or otherwise; or

D. After notice set forth in such other documents for defaults, an opportunity to cure, Borrower fails to perform and comply, in a timely manner, with all terms, conditions and provisions set forth in this Note, in the Loan Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any default in connection with any agreement; or

E. Intentionally deleted; or

F. Unless waived in writing by Lender, Borrower fails to provide Lender upon written request by Lender with a certificate executed by Borrower's chief financial officer, or other officer or person acceptable to Lender in Lender's reasonable discretion, certifying that the representations and warranties set forth in this Note are true and correct in all material respects as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Note or under any of the other Loan Documents; or

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G. Borrower fails to (i) comply in all respects with any and all environmental laws, or (ii) cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower's part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities, or (iii) furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower's part in connection with any environmental activity whether or not there is damage to the environmental and/or other natural resources; or

H. The dissolution or termination of Borrower's existence as a going business·, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property which is not terminated within ninety (90) days, any assignment for the benefit of creditors which is not terminated within ninety (90) days, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws or by or against Borrower which is not terminated within ninety (90) days; or

I. This Note or any of the other Loan Documents ceases to be in full force and effect (including failure of any collateral documents to create a valid and perfected security interest or lien) at any time and for any reason; or

J. A material adverse change occurs in Borrower's financial condition; or

K. Intentionally deleted; or

L. If Borrower fails to provide to Lender, no later than thirty (30) days after the end of each calendar year during the term of the Loan, upon request by Lender (i) the global cash flow operating statement of Borrower, (ii) the operating statement of the Premises and (iii) the annual rent roll for the Premises; or

M. If any Guarantor (as this term is defined below) fails to provide to Lender, no later than one hundred twenty (120) days after the end of each calendar year during the term of the Loan, the personal financial statement of said Guarantor after the expiration of a five (5) business day grace period after the date Guarantor has received written notice from Lender of said failure; or

N. If any Guarantor (as this term is defined below) fails to provide to Lender, no later than one hundred twenty (120) days after the end of each calendar year during the term of the Loan, the personal tax return of said Guarantor after the expiration of a five (5) business day grace period after the date Guarantor has received written notice from Lender of said failure; or

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O. If Guarantor fails to maintain a minimum verified liquidity as required by the Guaranty throughout the entire term of the Loan, as tested and determined by Lender in Lender's sole discretion on a quarterly basis during the term of the Loan; or

P. If Borrower fails to maintain a minimum debt service coverage ratio of 1.2:1.0 from March 31, 2016 through and including the Maturity Date (debt service coverage ratio being based on a calculation equal to actual net operating income (based upon an annual revenue) divided by the actual principal and interest paid (as calculated on a trailing twelve month basis)), as determined by Lender in Lender's sole discretion; or

Q. If any Guarantor (as this term is defined below) shall be dissolved, die or be adjudged legally incompetent, then and in any such event, the entire principal balance hereof and all indebtedness secured by the Mortgage shall thereafter bear interest at a rate equal to Five Percent (5%) per annum in excess of the Regular Rate for each day all or any part of the principal balance hereof shall remain outstanding or until the default referred to above shall be cured, whichever shall first occur. As a condition to curing any such default, however, Borrower shall pay all amounts in default together with interest charged at the Default Rate.

6. Late Charge. Without limiting the provisions of Section 5 hereof, in the event any installment of interest and/or principal and interest is not paid within fifteen (15) days of the due date thereof the undersigned promises to pay a late charge of Five Percent (5%) of the amount due to defray the expense incident to handling any such delayed payment or payments.

7. Payments. Borrower shall make monthly payments of principal (in the amount of Five Thousand Four Hundred Fifty Dollars and No Cents ($5,450.00)) plus interest, on the sixth (61) day of each month, with the first such payment due on January 6, 2016. THE PAYMENT OF PRINCIPAL IS CALCULATED ON THE BASIS OF A TWENTY FIVE (25) YEAR MORTGAGE-STYLE AMORTIZATION SCHEDULE, WITH THE UNPAID BALANCE DUE ON THE MATURITY DATE, AT WHICH TIME A SUBSTANTIAL AMOUNT OF PRINCIPAL SHALL REMAIN OUTSTANDING AND BE DUE. BORROWER SHALL PAY ALL ACCRUED INTEREST, THE UNPAID PRINCIPAL BALANCE OF THIS NOTE AND ANY OTHER SUMS DUE WITH RESPECT TO THE LOAN ON THE MATURITY DATE.

A payment of interest only shall be due and payable on the day of the closing of the Loan evidenced by this Note as follows: (i) if the advance of the principal amount evidenced by this Note is made after the sixth (6th) day of a calendar month, Borrower shall pay to Lender contemporaneously with the closing interest at the Re ular Rate for a period from the date of the closing through and including the fifth (5th) day of the following calendar month.

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8. Prepayment Privilege. Borrower may prepay on any installment payment date the unpaid principal balance of this Note, in whole or in part, provided that (i) Borrower gives Lender not less than ten (10) days prior written notice of its intention to do so; and (ii) Borrower pays, at the time of such prepayment and in addition thereto, all accrued interest to the date of such prepayment and all other unpaid indebtedness then due.

9. Application of Payments. All payments on account of the indebtedness evidenced by this Note shall be applied as follows:

A. First to indebtedness secured by the Mortgage, Guaranty, Security Agreement and the Assignment, as hereinafter defined, other than the principal hereof and interest hereon charged at the Regular Rate, and specifically including but without limitation, late charges and interest, if any, charged at the difference between the Regular Rate and the Default Rate;

B. Current interest on the unpaid principal balance hereof at the applicable Regular Rate; and then

C. The unpaid balance of the Loan.

10. Method and Place of Payment. Payments upon this Note shall be made in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment, and shall be made at such place as Lender may from time to time in writing appoint, provided that in the abse·nce of such appointment all payments hereon shall be made at the offices of Lender, 201 South Hough Street, Barrington, IL 60010.

11. Loan Documents. This Note is a full recourse obligation of Borrower, is given to evidence an actual loan in the above amount, and is the Note referred to in and secured by the following and such other instruments evidencing, securing, or pertaining to the Loan as shall, from time to time, be executed and delivered by Borrower or any other party to Lender (collectively, the "Loan Documents"):

A. A Guaranty (herein called the "Guaranty") of Garo Kholamian ("Guarantor") bearing even date herewith;

B. A Deed of Trust (herein called the "Mortgage") made by Borrower, as mortgagor, to Lender, as mortgagee, bearing even date herewith, encumbering the Premises; and

C. A Security Agreement (herein called the "Security Agreement") bearing even date herewith, made by Borrower, as debtor, in favor of Lender, as secured party. Reference is hereby made to the Loan Documents, which are incorporated herein by this reference as fully and with the same effect as if set forth herein at length, for a description of the Premises, a statement of the covenants and agreements of the Borrower and Guarantor, a statement of the rights, remedies and security afforded thereby, and all other matters therein contained.

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12. Default and Acceleration. At the election of Lender and without notice, the principal sum remaining unpaid hereon, together with accrued interest thereon, shall be and become at once due and payable at the place herein provided for payment upon the occurrence of a default hereunder, any Event of Default under the Mortgage, or a default under any of the other Loan Documents.

13. Usury. Borrower represents that the loan evidenced by this Note is exempt from any limitations on the rate of interest that may be charged hereunder. In no event shall any interest or payment in the nature of interest be charged or collected by Lender or paid by Borrower which shall exceed the maximum contract interest rate now allowed for a loan of this type by the laws of the State of Illinois (the "Maximum Interest Rate"). It is the intention of Lender and Borrower not to contract for a greater rate of interest than the Maximum Interest Rate. Interest, or any payment determined to be in the nature of interest, charged or collected by Lender or paid by Borrower exceeding the Maximum Interest Rate shall be deemed to result from mutual mistake, and any sums so charged, collected, or paid shall be refunded to Borrower.

14. Costs of Enforcement. In the event that this Note is placed in the hands of an attorney-at-law for collection after maturity, or in the event that proceedings at law, in equity, or bankruptcy, receivership or other legal proceedings are instituted or threatened in connection herewith, or if Lender or its participant, if any, is made a party to any such proceeding, or in the event that this Note is placed in the hands of an attorney-at-law following a default hereunder or under the Mortgage to enforce or interpret any of the rights or requirements contained herein or in the Mortgage, Assignment or Security Agreement or other instruments given as security for, or related to, the indebtedness evidenced hereby, the Borrower hereby agrees to pay all reasonable costs of collecting or attempting to collect this Note, or protecting, interpreting or enforcing such rights, including, without limitation, reasonable attorneys' fees, costs and expenses (whether or not suit is brought), in addition to all principal, interest and other amounts payable hereunder; all of which shall be secured by the Mortgage, Assignment and Security Agreement.

15. Notices. All notices required or permitted to be given hereunder shall be given in the manner and to the place as provided in the Mortgage and Security Agreement for notices to the party to whom such notice is given.

16. Time. Time is of the essence of this Note and each of the provisions hereof.

17. Captions. The captions to the sections of this Note are for convenience only and shall not be deemed part of the text of the respective sections and shall not vary, by implication or otherwise, any of the provisions of this Note.

18. Disbursement to Escrow. Funds representing the proceeds of the indebtedness evidenced hereby which are disbursed by Lender by mail, wire transfer or other delivery to the Borrower or at Borrower's direction, to escrows or otherwise for the benefit of the Borrower, for all purposes, shall be deemed outstanding hereunder and to have been received by Borrower as of the date of such mailing, wire transfer or other delivery, and interest shall accrue and be payable upon such funds from and after the date of such wire transfer, mailing or delivery and until repaid, notwithstanding the fact that such funds may not at any time have been remitted by such escrows to Borrower or for its benefit.

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19. Governing Law. This Note shall be governed by the laws of the State of Illinois.

20. Waivers. Borrower hereby:

A. Waives demand, presentment for payment, notice of nonpayment and protest;

B. Waives notice of and consents to any and all extensions of this Note, or any part thereof, the release of all or any part of the security for this Note, or the release of any party liable hereon, and agrees that such extension or release may be made at any time and from time to time without notice to the Borrower and without discharging its liability, if any, and without affecting any lien or security given for this Note;

C. Waives any and all notice of whatsoever kind or nature, except where notice is specifically required by applicable law, hereunder or under the Mortgage, or under any other document which evidences, secures or governs the disbursement of the loan evidenced hereby and the exhaustion of legal remedies hereon; and

D. Waives any and all rights to a trial by jury.

21. Representations and Warranties. Borrower represents and warrants to Lender, as of the date of this Note, as of the date of each disbursement of Loan proceeds, as of the date of any renewal, extension or modification of the Loan, and at all times any indebtedness exists:

A. Borrower is a limited liability company for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Delaware. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Specifically, Borrower is, and at all times shall be, duly qualified as a foreign limited liability company in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Borrower maintains an office at 257 E. Main Street, Suite 200, Barrington, IL 60010. Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning all collateral securing the Loan. Borrower will notify Lender prior to any change in the location of Borrower's state of organization or any change in Borrower's name. Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi- governmental authority or court applicable to Borrower and Borrower's business activities.

B. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.

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22. Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note, the Mortgage, or any of the other Loan Documents or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the shall not be a waiver of Lender's right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment. Enforcement by Lender of any of its rights or remedies under any of the Loan Documents with respect to Borrower's obligations under this Note shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

23. Right of Setoff. Upon a default or Event of Default under this Note and any of the other Loan Documents, to the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, merchant card or some other account). However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and at Lender's option, to administratively freeze all accounts to allow Lender to protect Lender's charge and setoff rights provided in this section.

24. Patriot Act. Lender hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title Ill of Pub. L. 107-56) (the "Patriot Act" Lender is required to obtain, verify and record information that identifies Borrower and the other credit parties. Borrower agrees to provide to Lender promptly upon Lender's request, such information as Lender shall require for purposes of complying with the requirements of the Patriot Act, the federal regulations issued pursuant to the Patriot Act and any customer identification program established by Lender in accordance therewith.

25. Indemnity. Borrower shall indemnify and hold Lender harmless from and against all claims, costs, expenses, actions, suits, proceedings, losses, damages and liabilities of any kind whatsoever, including but not limited to attorneys' fees and expenses, arising out of any matter relating, directly or indirectly, to the Loan, to the ownership, development, construction, or sale of any property securing the Loan, whether resulting from internal disputes of Borrower, disputes between Borrower and any guarantor, or whether involving other third persons or entities, or out of any other matter whatsoever related to any of the Loan Documents, or any property encumbered thereby, but excluding any claim or liability which arises as the direct result of the gross negligence or willful misconduct of Lender. This indemnity provision shall continue in full force and effect and shall survive not only the making of the Loan and the advances but shall also survive the repayment of the Loan and the performance of all of Borrower's other obligations hereunder.

26. Assignment. Lender may at any time assign its rights in this Note and the Loan Documents with notice to Borrower, or any part thereof and transfer its rights in any or all of the collateral, and Lender thereafter shall be relieved from all liability with respect to such collateral. In addition, Lender may at any time sell one or more participations in this Note. Borrower may not assign its interest in this Note, or any other agreement with Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Lender.

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Dated as of the day and year above written.

LAKE MEAD DEVELOPMENT, LLC, a

Delaware limited liability company

By:	GK Development, Inc., an Illinois corporation, Its Manager

By:	/s/ Garo Kholamian
Garo Kholamian, President

Note-Signature Page

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RIDER ATTACHED HERETO AND MADE A PART OF THE NOTE DATED NOVEMBER 12,2015 MADE BY LAKE MEAD DEVELOPMENT, LLC, A DELAWARE LIMITED LIABILITY COMPANY (HEREIN CALLED "BORROWER") PAYABLE TO THE ORDER OF BARRINGTON BANK & TRUST COMPANY, N.A. (HEREIN, TOGETHER WITH EACH SUCCESSIVE OWNER AND HOLDER OF THIS NOTE, CALLED "LENDER")

Prior to the Maturity Date, or the Loan otherwise becoming due, interest shall accrue on the outstanding principal balance of the Loan from time to time, at an annual interest rate ("lnterest Rate") equal to Two Hundred Seventy Five (275) Basis Points in excess of the thirty (30) day London InterBank Offered Rate ("LIBOR"), the sum of which is named "Adjusted LIBOR" and is defined below. Interest shall be due and pa able in installments commencing on January 6, 2016 and continuing on the sixth (6th) day of each and every succeeding month thereafter until the Maturity Date, at which time the entire outstanding Indebtedness (as defined below) shall be due and payable in full. Interest shall be calculated on a thirty (30) day basis during the period for which interest is being charged, predicated on a year consisting of three hundred sixty (360) days.

For purposes hereof, Adjusted LIBOR shall mean a rate of interest equal to Two Hundred Seventy Five (275) Basis Points in excess of the per annum rate of interest at which U.S. dollar deposits in an amount comparable to the outstanding principal amount of the Loan and for a thirty (30) day period on the first business day of each month are offered generally to Lender (rounded upward to the nearest 1/16th of 1.00%) in the London InterBank Eurodollar market at 11:00 a.m. (London Time) two (2) banking days prior to the commencement of each Interest Period, such rate to remain fixed until the next interest reset date (approximately one calendar quarter later). For purposes hereof, an Interest Period shall mean the monthly adjustment on the first day of each calendar quarter later.

Lender determination of Adjusted LIBOR as provided above shall be conclusive, absent manifest error. Furthermore, if Lender determines, in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that: (a) U.S. dollar deposits of sufficient amount and maturity for funding the Loan are not available to any of the three (3) largest Chicagoland banks in the London InterBank Eurodollar market in the ordinary course of business; or (b) by reason of circumstances affecting the London InterBank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest applicable to the Loan, Lender shall promptly notify Borrower and such LIBOR loan shall automatically convert on the last day of its then-current Interest Period to a loan bearing interest at the reference rate, the rate per annum then, and from time to time, most recently charged, announced or published on a daily basis in the Wall Street Journal and in the event that the Prime Rate is no longer published by the Wall Street Journal, it shall then be the rate announced or published by Lender as its reference rate ("Reference Rate"). The Reference Rate is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. Changes to the Reference Rate and the corresponding changes to the interest rate will occur without prior notice to Borrower. Lender will notify Borrower of the current Reference Rate upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than once per day.

Note- Rider

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If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office ("Regulatory Change"), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain any LIBOR loan evidenced hereby, then Lender shall promptly notify Borrower and such LIBOR loan shall automatically convert on the last day of its then-current interest quarter to a loan bearing interest at the Reference Rate.

If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (b) subject Lender or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Lender of principal or interest due from Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (c) impose on Lender any other condition regarding such LIBOR loan or Lender's funding thereof, and Lender shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining such LIBOR loan or to reduce the amount of principal or interest received by Lender hereunder, then Borrower shall pay Lender, on demand, such additional amounts as Lender shall, from time to time, reasonably determine are sufficient to compensate and indemnify Lender for such increased cost or reduced amount provided such amounts are equitably allocated among Lender's other borrowers of LIBOR loans.

Interest after maturity (whether by reason of acceleration or otherwise) shall be paid on the unpaid balance at the rate equal to LIBOR plus Seven Hundred Seventy Five (775) Basis Points.

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LAKE MEAD DEVELOPMENT, LLC,

a Delaware limited liability company

By:	GK Development, Inc., an Illinois corporation, Its Manager

By:	/s/ Garo Kholamian
Garo Kholamian, President

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